Exhibit 99.2

January 17, 2012

Everflow Eastern Partners LP

Attn: Mr. Bill Siskovic

585 W. Main Street

Canfield, OH 44406

Re: Offer to Purchase dated November 3, 2010 by and between Ohio Buckeye Energy, L.L.C. (“Chesapeake”) and Everflow Eastern Partners LP (“Seller”) as amended (the “Agreement”)

Dear Mr. Siskovic:

WHEREAS, Chesapeake and Seller (collectively the “Parties”) desire to amend certain provisions of the Agreement relative to the closing of the transaction contemplated in the Agreement.

Now therefore, the Parties agree to delete Paragraph 8 of the Agreement in its entirety and replace such paragraph with the following:

“Closing on all the Properties shall occur on or before February 21, 2012 and the Purchase Price shall be adjusted downward for the cumulative value of any Defects that affect the Properties, provided however, that any Property which is subject to an uncured Defect that affects the entire Purchase Price allocated to such Property and for which Chesapeake is unwilling to waive, shall be excluded from the closing (the “Excluded Properties”) (the “Closing”). Seller shall have the right (but not the obligation), until May 31, 2012, to cure (in a form acceptable to Chesapeake) any uncured Defect in existence at Closing which affects the Properties. A second closing shall occur on or before June 30, 2012 for all the Properties which Seller has cured in a form acceptable to Chesapeake (the “Second Closing”). At the Second Closing, Seller shall deliver an assignment of the Excluded Properties to Chesapeake, and Chesapeake shall pay to the Seller that portion of the Purchase Price attributable to the cumulative value of the Defects which have been cured in a form acceptable to Chesapeake.”

Except as defined otherwise herein, all capitalized terms shall have the meaning ascribed to them in the Agreement.

Except as specifically amended herein, the Agreement shall remain in full force and effect in accordance with the terms and provisions.

Everflow Eastern Partners LP

January 17, 2012

Please signify your acceptance of the terms set forth above by signing below.

Thank you for your assistance in this matter and should you have any questions, please do not hesitate to contact Joseph Taylor at 405.935.4871.

Very truly yours,

/s/ Shawn Fields
Shawn Fields

PSF/jft

AGREED TO AND ACCEPTED THIS 17 DAY OF JANUARY, 2012.

EVERFLOW EASTERN PARTNERS LP

By:	/s/ William A. Siskovic
Name:	William A. Siskovic
Title:	President